Exhibit 99.1

ENERGY RECOVERY REPORTS UNAUDITED FINANCIAL RESULTS FOR 2012, ACHIEVING 52% REVENUE GROWTH OVER 2011

FOURTH QUARTER HIGHLIGHTS:

●	Net revenue increased 147% from $6.1 million in the fourth quarter of 2011 to $15.1 million in the fourth quarter of 2012
●	Gross profit margin increased from 1% in the fourth quarter of 2011 to 43% in the current period
●	Operating expenses decreased $1.9 million, or 18%, from $10.6 million in the fourth quarter of 2011 to $8.7 million in the fourth quarter of 2012
●	Net loss reduced $7.8 million, or 78%, from $(10.0) million in the fourth quarter of the prior year to $(2.2) million in the current period
●	Loss per share reduced from $(0.19) in the quarter ended December 31, 2011 to $(0.04) in the quarter ended December 31, 2012

FULL YEAR HIGHLIGHTS:

●	Net revenue increased 52% from $28.0 million in 2011 to $42.6 million in 2012
●	Gross profit margin increased from 28% in 2011 to 47% in 2012
●	Operating expenses decreased $4.2 million, or 13%, from $33.1 million in 2011 to $28.9 million in 2012
●	Net loss reduced $18.2 million, or 69%, from $(26.4) million in 2011 to $(8.3) million in 2012
●	Loss per share reduced from $(0.50) in 2011 to $(0.16) in 2012

SAN LEANDRO, Calif., March 6, 2013 -- Energy Recovery, Inc. (Nasdaq Global Select Market: ERII), a global leader in harnessing reusable energy from industrial fluid flows and pressure cycles, announced today its unaudited financial results for the fourth quarter and fiscal year ended December 31, 2012. In the fourth quarter of 2012, the Company achieved net revenue of $15.1 million, representing one of the strongest revenue quarters in the Company’s history. Due to five mega-project shipments in the current period, four to the Middle East and one to North Africa, the Company attained net revenue growth of $9.0 million, or 147%, from the fourth quarter of 2011 to the fourth quarter of 2012. Comparatively, the fourth quarter of 2011 contained no revenue for mega-project shipments, with all revenue attributable instead to OEM and aftermarket sales. Strong revenue in the current period was reflective of overall growth in the desalination market, which compared favorably to depressed market activity in 2011 caused by the persistent effects of the global economic crisis and geopolitical events in the Middle East. In this growing market, the Company realized sizeable gains in market share due to significant awards for large desalination projects around the world. Complementing the increase in mega-project activity was substantial improvement in OEM and after-market sales.

Affected by the recognition of certain expenses, the Company recorded a gross profit margin of 43% in the fourth quarter of 2012 compared to 55% and 54% in the third and second quarters of 2012, respectively. The diminished gross profit margin resulted primarily from an increased provision for excess and obsolete inventory that totaled $0.9 million, all of which was non-cash. Nearly all of this provision pertained to legacy parts and components that were moved from our facility in Michigan as part of the consolidation of production operations at our corporate headquarters and manufacturing center in California. The Company obtained the Michigan-based facility concurrent with its acquisition of Pump Engineering LLC in December of 2009. Also affecting gross profit margin in the current period was the recognition of $0.8 million in non-recurring charges associated with a new oil & gas prototype device, for which no matching revenue was recognized. Importantly, the Company continues to make significant investments in oil & gas technologies and solutions to diversify its business and expand its addressable markets. Although most of these investments are expensed as incurred in research and development expenses, those that have reached technological feasibility are ultimately recorded in cost of revenue when leased, sold, or evaluated for net realizable value and therefore impact gross profit and margin.

When compared to the prior year period, gross profit margin increased from 1% in the fourth quarter of 2011 to 43% in the fourth quarter of 2012. In the prior year period, gross profit margin was impacted adversely by negative operating leverage and other costs associated with plant disruption and facility integration regarding the consolidation of production operations in California. Specifically, these costs included significant unabsorbed overhead caused by uniquely low production volume, inventory write-downs, valuation adjustments for excess and obsolete inventory, severance costs associated with changes in manufacturing personnel, and other costs for the qualification of new ceramics material. While currently enjoying the benefits of consolidated production and fully integrated ceramics processing, the Company continues to drive improvements in labor efficiency, procurement discipline, and manufacturing yields, and to the extent that volume remains strong in the future, the Company should experience progressively improving levels of gross profit margin.

In the context of increased revenue, caused by market growth and share gains, along with gross profit margin affected by certain expenses itemized above, the Company demonstrated a reduction of $1.9 million, or 18%, in operating expenses, decreasing from $10.6 million in the fourth quarter of 2011 to $8.7 million in the fourth quarter of 2012. In the fourth quarter of 2011, operating expenses were impacted by specific non-recurring events, including $2.8 million in restructuring charges tied to the closure of our manufacturing facility in Michigan and the downsizing of our sales office in Spain. In sequential terms, operating expenses increased from $7.6 million and $6.6 million in the third and second quarters of 2012, respectively. This increase was partially attributable to a non-cash expense of $1.0 million for the impairment of intangible assets during the fourth quarter of 2012, which related entirely to the full impairment of the trademark acquired as part of the Company’s acquisition of Pump Engineering LLC in December of 2009. In light of the recent launch of the Company’s new branding strategy, emphasizing a vision of harnessing reusable energy from industrial fluid flows and pressure cycles that is relevant for industries outside of desalination, management decided to formally discontinue the use of the acquired trademarks related to “PEI” and “Pump Engineering” and thus concluded that the carrying value of such trademarks was no longer justified. Offsetting the impairment loss was $0.8 million in proceeds from a legal settlement, concluding prolonged litigation with one of the Company’s former suppliers. Also impacting operating expenses in the current period were increased general and administrative costs caused principally by accrued legal expenses, increased sales and marketing costs for outside sales commissions and strategic marketing initiatives, and increased research and development expenses related to development costs and consulting expenses for oil & gas devices. On the latter point, the Company is currently in the process of testing multiple new systems with large oil & gas companies around the world that, if successful, should result in expansive opportunity for subsequent sales.

With strong revenue realized through large shipments for mega-projects, a sequentially lower margin affected by certain inventory charges, and increased operating expenses due primarily to the abovementioned trademark impairment, the Company reported a net loss of $(2.2) million, or $(0.04) per share, in the fourth quarter of 2012. Comparatively, the Company reported a net loss of $(10.0) million, or $(0.19) per share, in the fourth quarter of 2011. In annual terms, the Company reduced its net loss from $(26.4) million, or $(0.50) per share, for the year ended December 31, 2011 to $(8.3) million, or $(0.16) per share, for the year ended December 31, 2012. This reflects a favorable annual change of $18.1 million, or $0.34 per share, even in the context of a share repurchase program that resulted in dilution due to the Company’s loss position.

Also in annual terms, the Company achieved 52% growth in net revenue from $28.0 million in 2011 to $42.6 million in 2012, reflecting the resurging desalination market and the Company’s increased market share related to mega-project awards around the world. Due primarily to positive operating leverage attained through increased volume, a favorable product mix of PX devices over turbocharges and pumps (the latter of which command lower gross profit margins), and diminished costs realized through plant consolidation and vertical integration, the Company increased gross profit margin from 28% in 2011 to 47% in 2012. Management believes that these elevated levels of gross profit margin are sustainable and improvable to the extent that volume persists and the Company continues to realize cost savings through production efficiencies and enhanced yields. Additionally, operating expenses decreased $4.2 million, or 13%, from $33.1 million in 2011 to $28.9 million in 2012 due to restructuring charges and other transition costs in 2011 along with cost savings realized in 2012. Despite such improvement in operating expenses, the Company still invested heavily in its strategy to develop products for the oil & gas industry and market those products to major oil & gas companies around the world, which manifested in increased research and development as well as sales and marketing expenses.

Tom Rooney, President and Chief Executive Officer, commented, “We are very pleased with the quarterly and annual financial results, as they clearly demonstrate our ability to drive revenue, achieving increased share in a growing market, along with our focus in reducing costs through operational efficiencies. We achieved such bottom-line improvement while making substantial investments underwriting our strategy to expand into new markets, the first of which is the oil & gas industry. I am pleased to report that we are making measurable, tangible progress as we proceed to commission new energy recovery systems with major oil & gas companies around the world. While we did not recognize any revenue related to these systems in 2012, we anticipate achieving meaningful revenue in 2013 followed by increasing revenue in 2014. Although we predict only modest growth in total revenue for 2013, weighted toward the second half of the year, we expect to drive meaningful bottom-line performance through ongoing cost-reduction and efficiency-enhancing initiatives. Beyond 2013, we anticipate significant growth in 2014 as the sales pipeline for major desalination projects firms up and our oil & gas strategy continues to progress. It is my belief that 2012 was a great year, proceeding almost exactly as planned when viewed against financial and strategic milestones. Taking stock of our achievements in 2012, while at the same time fully acknowledging the hard work that remains, we are increasingly excited about the prospects of this great company, and we are passionately committed to and intensely focused on our growth strategy. Through relentless and tenacious execution of a winning strategy, the financial results should continue to improve, with 2012 serving as the first step in a multi-year transformation.”

After a share repurchase program that used $4.0 million in cash to buy back 1.8 million shares of common stock in the first and second quarters of 2012, the Company’s balance sheet and cash position remain sound. Excluding current and non-current restricted cash of $9.6 million, the Company reported unrestricted cash of $16.6 million, short-term investments of $9.5 million, and long term-investments of $4.8 million, all of which represent a combined total of $30.9 million as of December 31, 2012. Capital expenditures were $2.8 million for the full year of 2012, including costs associated with fixed assets and testing equipment for oil & gas development along with the implementation of a new ERP system. For the full year of 2012, the net loss of $(8.3) million included $10.0 million of non-cash expenses, the largest of which were depreciation and amortization of $3.8 million, share-based compensation of $2.6 million, the trademark impairment of $1.0 million, a valuation adjustment for excess and obsolete inventory of $0.9 million, and a provision for warranty claims of $0.6 million.

Alex Buehler, Chief Financial Officer, remarked that “we used cash primarily to fund working capital needs associated with strong revenue growth, and we expect to convert this revenue to cash in the near future. On this point, accounts and unbilled receivables increased from $7.6 million as of December 31, 2011 to $19.1 million as of December 31, 2012. In the context of significant working capital needs, capital expenditures of $2.8 million, and share repurchases of $4.0 million, our balance sheet remains strong, with ample cash and effectively no debt, allowing focused implementation of the long-term strategy as planned.”

Forward-Looking Statements

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “expect,” “estimate,” “believe,” “plan,” “intend,” “may,” “will,” “should,” and similar expressions are intended to identify forward-looking statements, but are not exclusive means of identifying such statements. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. In addition to any other factors that may have been discussed herein regarding the risks and uncertainties of our business, please see “Risk Factors” in our Form 10-K to be filed with the U.S. Securities and Exchange Commission (“SEC”) on or about March 12, 2013 as well as other reports filed by the Company with the SEC from time to time.

Conference Call to Discuss Fourth Quarter and Fiscal Year Results for 2012

The conference call scheduled for tomorrow at 7:30 a.m. PST will be in a "listen-only" mode for all participants other than the sell-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 877-941-0844 or local 480-629-9835, and the access code is 4591703. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 800-406-7325 or 303-590-3030 (access code: 4591703) until March 21, 2013. Investors may also access the live call or the replay over the internet at www.streetevents.com or www.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

About Energy Recovery, Inc.

Energy Recovery, Inc. (Nasdaq Global Select Market: ERII) is the world leader in harnessing energy from industrial fluid flows and pressure cycles. The Company’s innovations make industrial processes within the water, oil & gas, and chemical industries environmentally cleaner and economically more profitable. By developing the highest-efficiency technologies that deliver substantial cost savings, Energy Recovery’s solutions offer the best economics for any industrial application. In total, the Company has installed 14,000 devices on every continent, saving its clients more than one billion dollars in energy costs each year. The company is headquartered in the San Francisco Bay Area with offices worldwide, including Madrid, Shanghai, and Dubai. For more information about Energy Recovery, please visit www.energyrecovery.com.

Contact:
Alexander J. Buehler
Chief Financial Officer
(510) 483-7370

Unaudited Consolidated Financial Results

ENERGY RECOVERY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net revenue	$15,082	$6,115	$42,632	$28,047
Cost of revenue	8,583	6,027	22,419	20,248
Gross profit	6,499	88	20,213	7,799
Operating expenses:
General and administrative	4,247	4,792	15,146	16,745
Sales and marketing	2,176	1,627	7,290	7,997
Research and development	1,719	900	4,774	3,526
Amortization of intangible assets	257	323	1,042	1,360
Restructuring charges	92	2,824	369	3,294
Impairment of intangibles	1,020	—	1,020	—
Loss on fair value remeasurement	—	171	—	171
Proceeds from litigation settlement	(775)	—	(775)	—
Total operating expenses	8,736	10,637	28,866	33,093
Loss from operations	(2,237)	(10,549)	(8,653)	(25,294)
Other income (expense):
Interest expense	—	(4)	(6)	(34)
Other non-operating income	44	56	143	184
Loss before income taxes	(2,193)	(10,497)	(8,516)	(25,144)
(Benefit from) provision for income taxes	(9)	(476)	(262)	1,299
Net loss	$(2,184)	$(10,021)	$(8,254)	$(26,443)
Loss per share:
Basic and diluted	$(0.04)	$(0.19)	$(0.16)	$(0.50)
Number of shares used in per share calculations:
Basic and diluted	50,900	52,645	51,452	52,612

ENERGY RECOVERY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data and par value)

(unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$16,642	$18,507
Restricted cash	5,235	5,687
Short-term investments	9,497	11,706
Accounts receivable, net of allowance for doubtful accounts of $217 and $248 at December 31, 2012 and 2011	13,240	6,498
Unbilled receivables, current	5,020	1,059
Inventories	5,135	7,824
Deferred tax assets, net	500	460
Land and building held for sale	1,345	1,660
Prepaid expenses and other current assets	4,245	4,929
Total current assets	60,859	58,330
Restricted cash, non-current	4,366	5,232
Unbilled receivables, non-current	868	—
Long-term investments	4,773	11,198
Property and equipment, net	15,967	16,170
Goodwill	12,790	12,790
Other intangible assets, net	4,929	6,991
Other assets, non-current	2	2
Total assets	$104,554	$110,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,154	$1,506
Accrued expenses and other current liabilities	8,555	6,474
Income taxes payable	39	21
Accrued warranty reserve	1,172	852
Deferred revenue	918	859
Current portion of long-term debt	—	85
Current portion of capital lease obligations	18	82
Total current liabilities	12,856	9,879
Capital lease obligations, non-current	—	18
Deferred tax liabilities, non-current, net	1,706	1,516
Deferred revenue, non-current	411	261
Other non-current liabilities	2,200	2,085
Total liabilities	17,173	13,759
Commitments and Contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 52,685,129 shares issued and 50,902,526 shares outstanding at December 31, 2012 and 52,645,129 shares issued and outstanding at December 31, 2011	53	53
Additional paid-in capital	117,264	114,619
Notes receivable from stockholders	—	(23)
Accumulated other comprehensive loss	(79)	(92)
Treasury stock, at cost, 1,782,603 and 0 shares repurchased at December 31, 2012 and 2011	(4,000)	—
Accumulated deficit	(25,857)	(17,603)
Total stockholders’ equity	87,381	96,954
Total liabilities and stockholders’ equity	$104,554	$110,713